EXHIBIT 5.1
[O’Melveny & Myers LLP Letterhead]
August 8, 2008
NxStage Medical, Inc.
439 S. Union Street, 5th Floor
Lawrence, Massachusetts 01843
          Re: Registration of Securities of NxStage Medical, Inc.
Ladies and Gentlemen
          At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of NxStage Medical, Inc., a Delaware corporation (the “Company”), to be filed by the Company on the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of (i) 9,555,556 shares of the Company’s common stock, par value $0.001 per share and (ii) 1,911,111 shares of the Company’s common stock, par value $0.001 per share, issuable upon exercise of warrants issued by the Company (collectively, the “Shares”). We understand that the Shares are to be sold by the selling stockholders to the public from time to time as described in the Registration Statement.
          We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.
          On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications of this opinion, we are of the opinion that, if sold by such selling stockholders in the manner and subject to the terms and conditions described in the Registration Statement and, with respect to the Shares acquired upon exercise of warrants, if exercised in accordance with the terms of such warrants and either (a) the certificate or certificates representing such shares are countersigned by a duly authorized signatory of the registrar for your common stock, or (b) the book-entry of such shares is made by the transfer agent for your common stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.
          The law covered by this opinion is limited to the present federal law of the United States and the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.
          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.
Respectfully submitted,
/s/ O’Melveny & Myers LLP